Exhibit 99.1

Contacts:	Investors
Anna Marie Dunlap
SVP Investor Relations/Corporate Communications
Corinthian Colleges, Inc.
714-424-2678

Media
Rosemary Moothart
Pondel Wilkinson, Inc.
310-279-5980

CORINTHIAN COLLEGES REPORTS
FY 2005 THIRD QUARTER RESULTS

Santa Ana, CA, April 27, 2005 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the third quarter ended March 31, 2005.

“Since the beginning of this fiscal year, we have steadily improved our operating margin,” said Jack D. Massimino, Corinthian’s president and chief executive officer. “The third quarter was a continuation of that trend, the result of increased revenue and sequential improvement in educational services and administrative expenses as a percent of revenue.

“During the quarter we added three new branch campuses offering allied health programs in the Chicago, Washington D.C. and St. Louis metro areas,” Massimino continued. “These are high-demand markets with attractive demographics for the adult student population we serve. We are absorbing more of the capacity recently brought on line, and plan to continue improving the efficiency and utilization of existing staff and facilities.”

Comparing the third quarter of fiscal 2005 with the same quarter of the prior year (Note: financial results for the third quarter of fiscal 2004 include an impairment charge of $3.2 million):

•	Total revenue increased 16.9% to $254.0 million from $217.3 million.

•	Same school revenue increased 12.4%. “Same school” revenue is derived from colleges, new branches and acquisitions that have been part of the Company’s operation for at least four full quarters.

•	Core revenue grew 16.1%. “Core revenue” excludes revenue from acquired colleges that have been part of the Company’s operation for less than four full quarters.

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•	Operating income was $37.4 million compared with $35.6 million.

•	Net income was $22.4 million compared with $21.2 million.

•	Fully diluted earnings per share were $0.24 versus $0.23.

•	Total student population rose by 9.3%, to 72,383 from 66,239.

•	Same school population grew 7.3% to 69,740.

•	Total student starts increased 3.8% to 25,985.

•	Same school student starts were up slightly to 24,552.

•	Total student starts increased 18.3% from the second quarter to the third quarter.

Comparing the first nine months of 2005 with the same period of the prior year:

•	Total revenue increased 24.7% to $731.9 million from $587.1 million.

•	Operating income was $102.1 million compared with $105.3 million.

•	Net income was $61.3 million versus $62.6 million.

•	Fully diluted earnings per share were $0.66 versus $0.67.

Financial Review

Educational services expense was 52.9% of revenue in Q3 05 versus 50.8% in Q3 04 and 53.7% in Q2 05. The increase in educational services expense in Q3 05 versus Q3 04 was mainly the result of increases in bad debt and rent and occupancy costs. Bad debt was 4.8% of revenue in Q3 05 versus 3.5% in Q3 04 and 5% in Q2 05.

Marketing and admissions expense in the third quarter was 24.0% of revenue in Q3 05 versus 22.5% in Q3 04 and 23.2% in Q2 05. The increase in marketing and admissions expense in Q3 05 compared with Q3 04 was the result of the higher cost of television, print and Internet advertising (rate and volume).

General and administrative (G&A) expenses were 8.4% of revenue in Q3 05 versus 8.9% in Q3 04 and 9.3% in Q2 05. The decline in G&A expenses as a percent of revenue in Q3 05 compared with Q3 04 was primarily the result of higher revenue and lower compensation expense.

As a result of the factors outlined above, our overall operating margin was 14.7% in Q3 05 versus 16.4% in Q3 04 and 13.8% in Q2 05.

Our balance sheet remains strong, with $83.4 million in cash, restricted cash and marketable securities at March 31, 2005. Cash flow from operations was $94.2 million

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for the nine months ended March 31, 2005 versus $107.1 million (including the tax benefits relating to stock option exercises) for the same period of the prior year.

Capital expenditures were $18.4 million in Q3 05 compared with $19.1 million in Q3 04 and $17.7 million in Q2 05.

Marketing

The rate of new student start growth slowed in the third quarter compared with the same quarter last year. We have experienced high turnover among admissions personnel in three of our Divisions, and slow marketing lead processing. We are taking steps to address these issues, including improved training for admissions personnel, and the implementation of more effective lead processing methods.

Facilities Expansion

During the third quarter, we opened three branch campuses in the Chicago, Washington D.C. and St. Louis metro areas. Thus far in fiscal 2005, we have opened five branch campuses.

In January, we opened Olympia College in North Aurora, Illinois, our fifth campus in the greater Chicago area. The new 38,000 square foot campus offers diploma programs in the high-demand occupations of medical assisting and medical insurance billing and coding. In February, we opened an Everest Institute branch in Silver Spring, Maryland, the third such campus in the Washington D.C. metro area. The new campus has 30,000 square feet and offers a diploma program in medical assisting. In March, we opened a Bryman College campus in Earth City, Missouri, our second campus in Missouri and the first campus in the St. Louis area. The campus has 30,000 square feet and offers diploma programs in medical assisting and medical insurance billing and coding.

Regulatory Update

As previously reported, the Securities and Exchange Commission (SEC) completed its review of our fiscal year 2004 Form 10-K and related filings and does not have any further comments at this time. We have agreed to the SEC’s request that we expand our disclosure related to the valuation of intangible assets with indefinite lives in future filings with the SEC. No change in our accounting methodology is required.

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Guidance

The following statement is based on our current expectations; actual results may differ materially. We expect earnings per diluted share for the fourth quarter ending June 30, 2005 to be approximately $0.20 – $0.22.

Conference Call Today

We will host a conference call at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time) today, for the purpose of discussing third quarter results. The call will be open to all interested investors through a live audio webcast at www.cci.edu (Investor Relations/Conference Calls) and www.fulldisclosure.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call also will be available through 5:00 p.m. ET, Wednesday, May 4. To access the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and passcode 25659732.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 94 colleges in 24 states in the U.S. and 41 colleges (including six colleges scheduled for closure in fiscal 2005) and 15 corporate training centers in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or to advance in their chosen career. Corinthian offers diploma programs and master’s, bachelor’s and associate’s degrees in a variety of fields, concentrating on careers in health care, business, criminal justice, transportation maintenance, trades and technology.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s statements regarding (i)

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the steps it is taking to address the deceleration of new student start growth in the third quarter; (ii) its plans to continue improving the efficiency and utilization of existing staff and facilities; and (iii) its expectations regarding diluted earnings per share in the fourth quarter of fiscal 2005. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including general changes in the economic climate in the U.S. and Canada, potential increased competition, possible changes in student perception, changes in demand for curricula offered by the company, potential higher average costs to offer new curricula, the company’s effectiveness in its regulatory compliance efforts, variability in the expense and effectiveness of the company’s advertising and promotional efforts, and the other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.
(In thousands, except per share data)

Consolidated Statements of Income

	For the three months		For the nine months
	ended March 31,		ended March 31,
	2005	2004	2005	2004
	(Unaudited)
Net revenues	$254,032	$217,331	$731,869	$587,142
Operating expenses:
Educational services	134,256	110,346	390,992	298,862
General and administrative	21,310	19,328	64,152	50,938
Marketing and advertising	61,082	48,945	174,608	128,868
Impairment charge	—	3,154	—	3,154

Total operating expenses	216,648	181,773	629,752	481,822

Income from operations	37,384	35,558	102,117	105,320
Interest (income)	(1,127)	(383)	(2,321)	(1,005)
Interest expense	1,280	852	3,192	2,221
Other (income) expense	274	(105)	(58)	(186)

Income before provision for income taxes	36,957	35,194	101,304	104,290
Provision for income taxes	14,598	13,947	40,016	41,723

Net income	$22,359	$21,247	$61,288	$62,567

Income per common share:
Basic	$0.25	$0.24	$0.68	$0.70
Diluted	$0.24	$0.23	$0.66	$0.67

Weighted average number of common shares outstanding:
Basic	90,860	89,883	90,569	88,868
Diluted	93,131	94,321	92,668	93,935

Selected Consolidated Balance Sheet Data (unaudited)

	March 31,	June 30,
	2005	2004
Cash, restricted cash, and marketable securities	$83,375	$46,709
Receivables, net (including long term notes receivable)	77,655	70,019
Current assets	205,562	164,339
Total assets	640,770	552,993
Current liabilities	120,187	102,245
Long-term debt and capital leases (including current portion)	60,854	59,532
Total liabilities	212,448	195,038
Total stockholders’ equity	428,322	357,955